EXHIBIT 10.1

Amendment to Share Purchase Agreement between Bark Group Inc. (Purchaser)
and shareholders of Tre Kronor Media AB (Sellers) made April 9, 2010

1)

The parties agree to annul section 2,5 in the Share Purchase Agreement under which the Sellers are entitled to reverse the Share Purchase Agreement if the buyer, in 2010, is unable to raise a total of $3,000,000 in share capital injections or external financing via convertible notes.

2)	The transaction between the Purchaser and the Sellers is considered fully executed by the signature of this document

Stockholm, August 9, 2010

For the Purchaser:	For the Sellers:

Bent Helvang	Niclas Fröberg	Carl Johan Grandison

Klaus Aamann	Jacob de Geer	Filip Scheja

	Malin Johansson	Linda Kokovic

Helena Westin